1615 Poydras Street ▪ New Orleans, LA  70112                                Financial Contact:                                   Media Contact:
                                                 David P. Joint                                   William L. Collier
                                             (504) 582-4203                                 (504) 582-1750

McMoRan Exploration Co. Updates
Gulf of Mexico Exploration and Development Activities

NEW ORLEANS, LA, November 19, 2008 – McMoRan Exploration Co. (NYSE: MMR) today updated its Gulf of Mexico exploration and development activities, including drilling progress at the Flatrock No. 5 development well, the Flatrock No. 6 delineation well and Tom Sauk exploratory well, results from the Northeast Belle Isle exploratory well and current production rates.  McMoRan also announced that the rigs are on location at the high-impact Gladstone East and Ammazzo deep gas exploratory prospects.

Following the Flatrock discovery in OCS 310 on South Marsh Island Block 212 in July 2007, McMoRan has drilled 4 successful development wells during 2008 in the field.  Three wells are currently producing and the fourth well, which tested at a gross production rate of 124 MMcfe/d (23 MMcfe/d net to McMoRan) in October 2008, is expected to commence production this week.  The No. 5 development well has logged 125 net feet of pay in the Rob-L and Operc sections, including an additional 25 net feet of deeper pay since our October 23 update.  The No. 5 well is currently drilling below 17,700 feet to a proposed total depth of 18,400 feet to evaluate deeper Operc objectives.

The Flatrock No. 6 delineation well on South Marsh Island Block 217 commenced on October 28, 2008 and is currently drilling below 3,500 feet.  The well has a proposed total depth of 19,700 feet and will target deeper Operc and possibly penetrate the upper Gyro sand sections.  McMoRan controls approximately 150,000 gross acres in the Tiger Shoal/Mound Point area (OCS 310/Louisiana State Lease 340) and has multiple additional exploration opportunities with significant potential on this large acreage position.  McMoRan has a 25.0 percent working interest and an 18.8 percent net revenue interest in Flatrock.  Plains Exploration & Production Company (NYSE: PXP) holds a 30.0 percent working interest.

The Tom Sauk exploratory well on Louisiana State Lease 340 commenced drilling on August 14, 2008 and is drilling below 14,500 feet towards a proposed total depth of 19,000 feet to evaluate potential Operc and Gyro sands in the middle-Miocene.  Tom Sauk, which is located in less than 10 feet of water, is a deep gas prospect that lies below the significant historical shallow production at Mound Point.  McMoRan holds an 18.3 percent working interest and a 14.5 percent net revenue interest in the well.  PXP holds a 24.4 percent working interest.

McMoRan announced today that the rig is on location and drilling operations commenced on November 16, 2008 at the Gladstone East deep gas exploratory prospect on Louisiana State Lease 340 in less than 10 feet of water.  The well, which is located approximately 5 miles east of the Flatrock Field, has a proposed total depth of 18,050 feet and is targeting similar potential Rob-L and Operc sands in the middle-Miocene.  The Gladstone East prospect lies below the significant historical shallow production on the western flank of Mound Point.  McMoRan holds a 33.1 percent working interest and a 24.5 percent net revenue interest in the well.  PXP holds a 44.1 percent working interest.

McMoRan announced today that the new Rowan-Mississippi 240C class, jack-up rig is on location and McMoRan is preparing to commence drilling operations at the Ammazzo deep gas exploration prospect.  The Ammazzo prospect, which is located in 25 feet of water, has a proposed total depth of 24,500 feet. The Ammazzo prospect is targeting one of the largest undrilled deep structures below 15,000 feet on the Shelf of the Gulf of Mexico.  It is positioned on the southern portion of the structural ridge extending from the Flatrock and JB Mountain discoveries (located approximately 16 and 11 miles north-northwest, respectively), where McMoRan has successfully proven the existence of productive Rob-L, Operc and Gyro sands in the Middle Miocene.  There are multiple targets at the Ammazzo deep gas prospect in these sections representing significant exploration potential (500 billion cubic feet of natural gas equivalents to greater than 1 trillion cubic feet), similar to Flatrock and potentially larger.  McMoRan will operate the well and holds a 25.9 percent working interest and 21.1 percent net revenue interest.  McMoRan’s partners, PXP and Energy XXI (NASDAQ: EXXI), hold a 28.1 percent working interest and 16.0 percent working interest, respectively.

The Northeast Belle Isle exploratory well in St. Mary Parish, Louisiana commenced drilling on August 24, 2008 and was drilled to a total depth of 17,850 feet.  Evaluation of the well determined that it did not contain commercial quantities of hydrocarbons and it is being plugged and abandoned.  Fourth-quarter 2008 exploration expense will include approximately $9 million for drilling and related costs associated with the well.

As previously announced, McMoRan plans to complete and test the South Timbalier Block 168 No. 1 ultra-deep exploratory well (formerly known as Blackbeard West No. 1), which was drilled to a total depth of 32,997 feet in October 2008.  Logs indicated four potential hydrocarbon bearing zones below 30,067 feet that require further evaluation.  The well is been temporarily abandoned while the necessary long-lead time completion equipment is procured for this anticipated high pressure test.  McMoRan will continue to review additional drilling opportunities on the flanks of the structure and on other acreage it holds in the ultra-deep trend.  The South Timbalier Block 168 well is located on the top of the targeted structure.  Seismic data on the prospect indicates the potential for significantly thicker sands on the flanks of the structure as confirmed in recent major deepwater discoveries.  Based on information obtained to date in the South Timbalier Block 168 well, McMoRan believes additional drilling on the flanks could result in significant reserve potential.

South Timbalier Block 168 is located in 70 feet of water approximately 115 miles southwest of New Orleans.  McMoRan operates the well, which is the deepest ever drilled below the mud line in the Gulf of Mexico, and owns a 32.3 percent working interest.  McMoRan’s partners, PXP and Energy XXI, hold a 35 percent working interest and 20 percent working interest, respectively.

McMoRan continues to restore production following the shut-ins that resulted from the September 2008 hurricane events that impact Gulf of Mexico operations.  Current production approximates 170 million cubic feet of natural gas equivalents per day (MMcfe/d).  Based on current information from third party operators of downstream facilities, McMoRan currently expects to reach approximately 280-290 MMcfe/d in the first half of 2009.  The timing of restoring production is dependent on downstream pipelines and facilities operated by third parties and expected production from new wells.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.  McMoRan is also pursuing plans for the development of a multifaceted energy facility at the MEPH™, including the potential development of a facility to receive and process liquefied natural gas and store and distribute natural gas.  Additional information about McMoRan and the MPEH™ project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, anticipated and potential production and flow rates and the economic potential of properties.  Accuracy of these forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise these statements more frequently than quarterly.  Important factors that might cause future results to differ from these forward-looking statements include: adverse conditions such as high temperature and pressure that could lead to mechanical failures or increased costs; variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; as well as other general exploration and development risks and hazards.  These and other factors are more fully described in McMoRan’s Annual Report on Form 10-K for the year ended December 31, 2007 on file with the Securities and Exchange Commission (SEC).

The SEC permits oil and gas companies in their filings with the SEC to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain phrases and terms, such as "reserve potential” and “exploration potential," which the SEC's guidelines strictly prohibit us from including in filings with the SEC. We urge you to consider closely the disclosure of proved reserves included in McMoRan's Annual Report on Form 10-K for the year ended December 31, 2007.

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